Exhibit 4.07

CONSENT OF PASCAL SIMARD

Reference is made to the Annual Report on Form 40-F for the year ended February 28, 2013 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Pascal Simard, participated in the preparation of the following technical reports:

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“Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec” completed in March 2012; and

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“Technical Report and Recommendations, Winter 2012 Drilling Program, Lac Gayot property, Québec, Virginia Mines inc. and KGHM International Ltd.” completed in January 2013;

concerning mineralized material in the Ashuanipi and Lac Gayot properties for the Company (collectively the “Reports”). Portions of the Reports are summarized, for the Ashuanipi property, under headings “Item III – Description of the Business – 3.6.4 Geological Setting; 3.6.5 Exploration and Drilling; and 3.6.6 Mineralization” and for the Lac Gayot property, under headings “3.8.4 Geological Setting, 3.8.5 Exploration and Drilling, and 3.8.6 Mineralization” in the Annual Information Form of the Company for the year ended February 28, 2013 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference herein).

I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/S/ Pascal Simard
Name: Pascal Simard Geologist in training

May 13, 2013